Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celadon Group, Inc.:

We consent to the incorporation by reference in the Registration Statement No.’s 333-14641, 333-42209, 333-42207, 333-31164, 333-131227 and 333-194017 on Form S-8 and 333-203140 on Form S-3 of Celadon Group, Inc. of our report dated September 12, 2013, with respect to the consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity of Celadon Group, Inc. for the year ended June 30, 2013, and the related financial statement Schedule II for the year ended June 30, 2013, which report appears in the June 30, 2015 annual report on Form 10-K of Celadon Group, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
September 9, 2015

Back to Form 10-K